As filed with the Securities and Exchange Commission on August 7, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED PARCEL SERVICE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	58-2480149
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification Number)
Organization)

55 Glenlake Parkway, N.E.,
Atlanta, Georgia 30328
(Address of Principal Executive Offices) (Zip Code)

United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan
(Full Title of the Plan)

Teri P. McClure
Senior Vice President, General Counsel and Corporate Secretary
55 Glenlake Parkway, N.E.
Atlanta, Georgia 30328
(404) 828-6000
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)
Copies to: Jeffrey M. Stein King & Spalding LLP 1180 Peachtree Street Atlanta, Georgia 30309 (404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Title of Plan	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A common stock, $.01 par value per share	United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan	24,594,924 shares	(1)	$102.43	(2)	$2,519,258,065	(2)	$292,738
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan as the result of any future stock splits, stock dividends or similar adjustment of the Registrant’s class A common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of the closing price of the Registrant’s Class B common stock, into which shares of Class A common stock are convertible, as quoted on the New York Stock Exchange on August 6, 2015.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to 24,594,924 shares of Class A common stock, $.01 par value per share, of United Parcel Service, Inc. (the “Registrant”), to be issued to eligible employees and directors of the Registrant or a subsidiary pursuant to the United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”). If any award granted under the 2015 Plan is forfeited or otherwise expires, terminates or is cancelled without the issuance of the shares in full, the shares covered by such awards again will be available for use under the 2015 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

A prospectus containing the information specified in Part I will be sent or given to participants in the 2015 Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Consistent with the instructions of Part I of Form S-8, such prospectus will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.  The prospectus and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents that the Registrant has previously filed with the Commission are incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on February 27, 2015;

(b)  the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015, filed on May 7, 2015 and August 7, 2015, respectively;

(c)   the Registrant’s Current Reports on Form 8-K filed on March 30, 2015, April 29, 2015 and May 11, 2015; and

(d)  the description of the Registrant’s common stock, $.10 par value per share, contained in Item 14 of the Registrant’s Registration Statement on Form 8-A, filed with the SEC in April 1970, as updated by Item 5 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998, and as modified by the description of the class A common stock contained in the Registrant’s Registration Statement on Form S-4 (No. 333-58268). The Registrant succeeded to the 1934 Act registration of United Parcel Service of America, Inc. pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation-a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the Delaware General Corporation Law also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

The Registrant’s Restated Certificate of Incorporation, as amended, does not provide for indemnification of its directors and officers, but the Registrant’s Bylaws provide that it must indemnify its directors and officers to the fullest extent authorized by the Delaware General Corporation Law, subject to very limited exceptions.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description

5.1	Opinion of King & Spalding LLP.

10.1
United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan (incorporated by reference from Annex A to the Registrant’s Definitive Proxy Statement for the 2015 Annual Meeting of Shareowners, filed on March 24, 2015).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                             To reflect in the prospectus any facts or events arising after the effective date of the
Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the
Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the
Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of
1934 that are incorporated by reference in the Registration Statement.

(2)                             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-
effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the
Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and,
where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the
Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 6th day of August, 2015.

UNITED PARCEL SERVICE, INC.

By:	/s/ David P. Abney
David P. Abney
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David P. Abney and Teri P. McClure, jointly and severally, his or her attorneys-in-fact, each with power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Director
/s/ David P. Abney	(Principal Executive Officer)	August 6, 2015
David P. Abney

/s/ Rodney C. Adkins	Director	August 6, 2015
Rodney C. Adkins

/s/ Michael J. Burns	Director	August 6, 2015
Michael J. Burns

/s/ D. Scott Davis	Chairman	August 6, 2015
D. Scott Davis

/s/ William R. Johnson	Director	August 6, 2015
William R. Johnson

/s/ Candace Kendle	Director	August 6, 2015
Candace Kendle

/s/ Ann M. Livermore	Director	August 6, 2015
Ann M. Livermore

/s/ Rudy H. P. Markham	Director	August 6, 2015
Rudy H. P. Markham

/s/ Richard N. Peretz	Chief Financial Officer	August 6, 2015
Richard N. Peretz	(Principal Financial and Accounting Officer)

/s/ Clark T. Randt, Jr.	Director	August 6, 2015
Clark T. Randt, Jr.

/s/ John T. Stankey	Director	August 6, 2015
John T. Stankey

/s/ Carol B. Tomé	Director	August 6, 2015
Carol B. Tomé

/s/ Kevin M. Warsh	Director	August 6, 2015
Kevin M. Warsh

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of King & Spalding LLP.

10.1
United Parcel Service, Inc. 2015 Omnibus Incentive Compensation Plan (incorporated by reference from Annex A to the Registrant’s Definitive Proxy Statement for the 2015 Annual Meeting of Shareowners, filed on March 24, 2015).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).